                                                                   EXHIBIT 10.28

                      SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549

                                      Form 8

                        AMENDMENT TO APPLICATION OR REPORT

                Filed Pursuant to Section 12, 13 or 15(d) of the
                        Securities Exchange Act of 1934

                           SUMMAGRAPHICS CORPORATION
            (Exact name of registrant as specified in its charter)

                                AMENDMENT NO. 1

          The undersigned registrant hereby amends the following items, financial statements, exhibits or other portion of its current report on Form 8-K as set forth in the pages attached hereto.

(List all such items, financial statements, exhibits or other portions amended)

                             Financial Statements

          Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             SUMMAGRAPHICS CORPORATION
                                                   Registrant

         1/23/95                               /s/ Robert B. Sims
-------------------------------              -------------------------------
Date:                                        ROBERT B. SIMS
                                             Senior Vice President
                                             Legal Counsel & Corporate Secretary

                        SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549

                                Amendment No. 1 To

                                     FORM 8-K

                                  CURRENT REPORT

                      PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported November 23,1994)

SUMMAGRAPHICS CORPORATION
--------------------------------------------------------------------------------
(Exact name of registrant as specified in its charter)

Delaware                         0-16071                 06-0888312
--------------------------------------------------------------------------------
(State or other              (Commission File           (IRS Employer
jurisdiction of                  Number)                Identification No.)
incorporation)

8500 Cameron Road              Austin, Texas                78754
--------------------------------------------------------------------------------
(Address of principal executive offices)                (Zip Code)

Registrant's telephone number, including area code: (512) 873-1540

Not Applicable
--------------------------------------------------------------------------------
(Former name or former address, if changes since last report)

Item 7. FINANCIAL STATEMENTS AND EXHIBITS

           (a) Supplemental Consolidated Financial Statements are attached hereto as an amendment to Form 8-K dated November 23, 1994.

           (b) Pro-Forma Financial Information

               The registrant has filed Form 10-Q for the second quarter ended November 30, 1994, reflecting historical financial statements which include CAD Warehouse, Inc. In addition the supplemental consolidated financial statements attached hereto reflect the historical financial statements of Summagraphics Corporation and CAD Warehouse, Inc. Therefore the filing of pro-forma financial statements as noted in the previous Form 8-K is no longer required.

                                    SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.


                                SUMMAGRAPHICS CORPORATION
                                By:  /s/ Robert B. Sims
                                    --------------------------
                                     Robert B.Sims
                                     Senior Vice President
                                     Secretary and General Counsel

     Dated: January 23, 1994

                  SUMMAGRAPHICS CORPORATION AND SUBSIDIARIES
                   SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

May 31,                                                                    1993           1994
-------                                                               -------------    -----------
Assets
Current assets:
  Cash                                                                $   2,648,635    $   818,733
  Accounts receivable (less allowance for doubtful accounts of
    $1,118,515 in 1993 and $1,089,944 in 1994)                           18,007,933     17,914,496
  Inventories:
      Materials                                                           4,477,873      5,268,551
      Work-in-process                                                     1,271,577      1,043,386
      Finished goods                                                      6,557,373      5,223,825
                                                                      -------------    -----------
                                                                         12,306,823     11,535,762
Prepaid expenses and other current assets                                 1,152,520      1,117,440
                                                                      -------------    -----------
        TOTAL CURRENT ASSET                                              34,115,911     31,386,431
                                                                      -------------    -----------
Fixed assets:
  Land                                                                      299,000        290,000
  Building                                                                1,301,000      1,319,000
  Machinery and equipment                                                10,816,418     12,133,009
  Furniture and fixtures                                                  1,267,029      1,227,762
  Leasehold improvements                                                  1,017,115      1,009,171
  Construction-in-progress                                                  422,394        186,372
                                                                      -------------    -----------
                                                                         15,122,956     16,165,314
    Less: accumulated depreciation and amortization                      (7,364,913)    (9,724,663)
                                                                      -------------    -----------
          Net fixed assets                                                7 758,043      6,440,651
                                                                      -------------    -----------
  Intangible and other assets, net of accumulated amortization (note 3)  10 401,590      9,508,739
                                                                      -------------    -----------
                                                                      $  52,275,544    $47,335,821
                                                                      =============    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable                                                    $   5,102,321    $ 9,582,737
  Accrued liabilities (notes 2 and 4)                                    14,137,686      9,273,696
  Notes payable (note 5)                                                  2,805,000              -
  Current portion of long-term debt (note 5)                                232,000        148,019
  Current obligations under capital leases                                  510,247        458,022
                                                                      -------------    -----------
        TOTAL CURRENT LIABILITIES                                        22,787,254     19,462,474
                                                                      -------------    -----------
Long-term liabilities, less current portion:
  Long-term debt (note 5)                                                 3,627,000        947,306
  Capital lease obligations                                                 878,893        534,863
  Deferred gain on sale of building                                         544,149        510,139
  Restructuring charges (note 2)                                          2,124,528      1,803,844
                                                                      -------------    -----------
        Total long-term liabilities                                       7,174,570      3,796,152
                                                                      -------------    -----------
Commitments and contingencies (note 9)
Stockholders' equity (note 6):
  Preferred stock, $.01 par value, authorized 5,000,000 shares
  Common stock, $.01 par value, authorized 20,000,000 shares,
    issued 4,480,405 shares in 1993 and 4,545,692 shares in 1994             44,804         45,457
  Additional paid-in capital                                             38,397,288     38,639,427
  Retained earnings (accumulated deficit)                               (15,660,892)   (13,830,207)
  Cumulative translation adjustment                                           7,064       (302,938)
                                                                      -------------    -----------
                                                                         22,788,264     24,551,739
                                                                      -------------    -----------
Less: Treasury stock, at cost - 48,720 shares in 1993 and 1994             (465,044)      (465,044)
      Stockholder note receivable                                            (9,500)        (9,500)
                                                                      -------------    -----------
      TOTAL STOCKHOLDERS' EQUITY                                         22,313,720     24,077,195
                                                                      -------------    -----------
                                                                      $  52,275,544    $47,335,821
                                                                      =============    ===========

See accompanying notes to supplemental consolidated financial statements.

                  SUMMAGRAPHICS CORPORATION AND SUBSIDIARIES
              SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED MAY 31,                                                              1992            1993           1994
-------------------                                                           -----------    ------------    ----------
Net sales                                                                     $77,295,442    $ 81,403,985    $77,755,350
Cost of sales                                                                  43,834,023      51,771,743     50,526,127
                                                                              -----------    ------------    -----------
  GROSS PROFIT                                                                 33,461,419      29,632,242     27,229,223
Selling, general and administrative                                            24,050,888      29,892,137     18,933,930
Research and development                                                        7,476,842       8,002,614      5,630,796
Restructuring and other charges (note 2)                                        1,124,000       8,487,461              -
                                                                              -----------    ------------    -----------
  OPERATING INCOME (LOSS)                                                         809,689     (16,749,970)     2,664,497
                                                                              -----------    ------------    -----------
Other income (expense):
  Interest income                                                                  97,621         124,494        104,870
  Interest expense                                                               (633,329)       (429,420)      (421,375)
  Miscellaneous, net                                                             (445,726)        220,097       (206,429)
                                                                              -----------    ------------    -----------
                                                                                 (981,434)        (84,829)      (522,934)
                                                                              -----------    ------------    -----------
  INCOME (LOSS) BEFORE INCOME TAXES,
    EXTRAORDINARY GAIN AND CUMULATIVE
    EFFECT OF CHANGE IN ACCOUNTING METHOD                                        (171,745)    (16,834,799)     2,141,563
  Provision for income taxes (note 8)                                           1,058,981               -              -
                                                                              -----------    ------------    -----------
  INCOME (LOSS) BEFORE EXTRAORDINARY GAIN
    AND CUMULATIVE EFFECT OF CHANGE IN
    ACCOUNTING METHOD                                                          (1,230,726)    (16,834,799)     2,141,563
Extraordinary gain (note 5)                                                             -               -        645,122
Cumulative effect of change in method of
  accounting for income taxes                                                           -         411,247              -
                                                                              -----------    ------------    -----------
  NET INCOME (LOSS)                                                           $(1,230,726)   $(16,423,552)   $ 2,786,685
Net income (loss) per common share:
  Income (loss) before extraordinary gain and
    cumulative effect of change in
    accounting method                                                              $(0.30)         $(3.89)   $      0.47
  Extraordinary gain                                                                    -               -           0.14
  Cumulative effect of change in method of
    accounting for income taxes                                                         -            0.09              -
                                                                              -----------    ------------    -----------
    NET INCOME (LOSS) PER COMMON SHARE                                             $(0.30)         $(3.80)   $      0.61
                                                                              ===========    ============    ===========
Weighted average share used in computing
  net income (loss) per common share                                            4,113,458       4,323,325      4,519,096
                                                                              ===========    ============    ===========

See accompanying notes to supplemental consolidated financial statements.

                  SUMMAGRAPHICS CORPORATION AND SUBSIDIARIES
              SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                  REPRESENTING INCREASES (DECREASES) IN CASH

YEARS ENDED MAY 31,                                                      1992            1993              1994
-------------------                                                      ----            ----              ----
Cash flows from operating activities:                              $  (1,230,726)   $ (16,423,552)    $    2,786,685
  Net income (loss)
  Adjustments to reconcile net income (loss)
   to net cash provided by (used in) operating
   activities:
    Gain on retirement of debt                                                 -                -           (645,122)
    Cumulative effect of change in
      accounting method                                                        -          (411,247)                -
    Depreciation and amortization                                      5,287,421         5,536,187         3,579,741
    Restructuring charges                                                660,832         8,487,461                 -
    (Gain) loss on sale of fixed assets                                   31,348           253,268            (3,994)
    Compensation in form of stock                                         44,837           110,088            35,135
  Changes in assets and liabilities:
    Accounts receivable                                               (3,838,002)        2,359,708            34,438
    Inventories                                                         (152,133)       (1,111,469)          644,061
    Prepaid and other current assets                                     (83,971)          125,506            (7,755)
    Accounts payable                                                     100,701        (1,424,087)        4,465,416
    Accrued liabilities                                                  993,713          (197,639)       (4,828,368)
    Other liabilities                                                    (11,001)                -          (320,683)
                                                                   -------------     -------------     -------------
      NET CASH (USED IN) PROVIDED BY
        OPERATING ACTIVITIES                                           1,803,019        (2,695,776)        5,739,554
                                                                   -------------     -------------     -------------
Cash flows from investing activities:
   Capital expenditures                                               (1,967,348)       (2,781,865)       (1,527,561)
   Proceeds from sale of fixed assets                                  6,133,450            28,761            54,850
   Intangible assets, principally patent costs                          (614,882)         (516,405)           37,979
                                                                   -------------     -------------     -------------
      NET CASH (USED IN) PROVIDED BY
        INVESTMENT ACTIVITIES                                          3,551,220        (3,269,509)       (1,434,732)
                                                                   -------------     -------------     -------------
Cash flows from financing activities:
   Cash dividends paid                                                         -          (450,000)         (956,000)
   Proceeds from long-term borrowings                                          -           983,000                 -
   Proceeds from short-term borrowings                                         -         2,805,000                 -
   Proceeds from sales of common stock                                   378,600           354,206           207,657
   Purchases of treasury stock                                          (106,552)         (369,420)                -
   Repayment of short-term debt                                                -                 -        (2,805,000)
   Repayment of long-term debt and capital
    lease obligations                                                   (373,640)       (2,864,320)       (2,623,379)
                                                                   -------------     -------------     -------------
      NET CASH (USED IN) PROVIDED BY FINANCING
        ACTIVITIES                                                      (101,592)          458,466        (6,176,722)
                                                                   -------------     -------------     -------------
Effect of exchange rate changes on cash                                 (471,154)         (321,691)           41,998
                                                                   -------------     -------------     -------------
Net change in cash                                                     4,781,493        (5,828,510)       (1,829,902)
Cash at beginning of year                                              3,695,652         8,477,145         2,648,635
                                                                   -------------     -------------     -------------
Cash at end of year                                                $   8,477,145     $   2,648,635     $     818,733
                                                                   =============     =============     =============

See accompanying notes to supplemental consolidated financial statements.

                  SUMMARGRAPHICS CORPORATION AND SUBSIDIARIES
                SUPPLEMENTAL STATEMENTS OF STOCKHOLDERS' EQUITY

                                                 Common Stock                     Retained                 Treasury
                                               ------------------  Additional    Earnings     Cumulative  Stock and
                                               Number of            Paid-in    (Accumulated  Translation Stockholder Stockholders'
Years ended May 31, 1992, 1993 and 1994         Shares    Amount    Capital      Deficit)     Adjustment    Note        Equity
                                               ---------  -------  -----------  ------------ ----------- ----------- -------------
    Balance at May 31, 1991                    4,090,913  $40,909  $37,485,194  $  2,443,387  $(266,463)  $(184,717)  $ 39,518,310
Sale of common stock                             121,000    1,210       48,519             -          -           -         49,729
Sale of common stock pursuant to
  the 1987 Employee Stock Plan                    14,047      140       84,142             -          -           -         84,282
Sale of common stock pursuant to the
  1988 Employee Stock Purchase Plan               36,656      367      244,222             -          -           -        244,589
Awards granted pursuant to the 1987 stock plan     5,400       54       44,783             -          -           -         44,837
Tax benefit from the exercise of options
  below fair market value                              -        -       14,403             -          -           -         14,403
Net loss                                               -        -            -    (1,230,726)         -           -     (1,230,726)
Purchase of treasury stock at $7.10 per share          -        -            -             -          -    (106,552)      (106,552)
Unrealized translation gain                            -        -            -             -    420,219           -        420,219
                                               ---------  -------  -----------  ------------  ---------   ---------   ------------
    Balance at May 31, 1992                    4,268,016   42,680   37,921,263     1,212,661    153,756    (291,269)    39,039,091
                                               ---------  -------  -----------  ------------  ---------   ---------   ------------
Sale of common stock                             145,929    1,460       58,540             -          -           -         60,000
Sale of common stock pursuant to the
  1987 Employee Stock Plan                         3,000       30       17,970             -          -           -         18,000
Imputed benefit from the granting of options
  below fair market value                              -        -       75,000             -          -           -         75,000
Sale of common stock pursuant to the
  1988 Employee Stock Purchase Plan               58,610      586      275,620             -          -           -        276,206
Awards granted pursuant to the 1987 stock plan     4,850       48       35,040             -          -           -         35,088
Net loss                                               -        -            -   (16,423,553)         -           -    (16,423,553)
Sale of treasury stock at $8.00 per share              -        -       13,855             -          -     186,145        200,000
Purchase of treasury stock at $7.69 per share          -        -            -             -          -    (369,420)      (369,420)
Unrealized translation gain                            -        -            -             -   (146,692)          -       (146,692)
Dividends paid to stockholders' of
  CAD Warehouse, Inc., an S-corporation                -        -            -      (450,000)         -           -       (450,000)
                                               ---------  -------  -----------  ------------  ---------   ---------   ------------
    Balance at May 31, 1993                    4,480,405   44,804   38,397,288   (15,660,892)     7,064    (474,544)    22,313,720
                                               ---------  -------  -----------  ------------  ---------   ---------   ------------
Sale of common stock pursuant to the
  1987 Employee Stock Plan                        11,333      113       42,219             -          -           -         42,332
Sale of common stock pursuant to the
  1988 Employee Stock Purchase Plan               46,854      469      164,856             -          -           -        165,325
Awards granted pursuant to the 1987 stock plan     7,100       71       35,064             -          -           -         35,135
Net income                                             -        -            -     2,786,685          -           -      2,786,685
Unrealized translation gain                            -        -            -             -   (310,002)          -       (310,002)
Dividends paid to stockholders' of
  CAD Warehouse, Inc., an S-corporation                -        -            -      (956,000)         -           -       (956,000)
                                               ---------  -------  -----------  ------------  ---------   ---------   ------------
    Balance at May 31, 1994                    4,545,692  $45,457  $38,639,427  $(13,830,207) $(302,938)  $(474,544)  $ 24,077,195
                                               =========  =======  ===========  ============  =========   =========   ============

See accompanying notes to supplemental consolidated financial statements.

    NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
    May 31, 1992, 1993 and 1994      Summagraphics Corporation and Subsidiaries

NOTE 1:
SUMMARY OF
SIGNIFICANT
ACCOUNTING
POLICIES
              Principles of Consolidation. The Company is primarily engaged in the manufacture and sale of digitizing tablets (computer input devices), and plotters (computer output devices). These products are used in applications with high performance computer graphics systems such as computer-aided design. The Company also engages in the manufacture and sale of cutters. The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned. All significant intercompany balances and transactions have been eliminated.

                Cash Equivalents. For the purpose of cash flows, the Company considers all highly liquid investments which maturities of three months or less to be cash equivalents. The Company had no cash equivalents at May 3l, 1993 and 1994.

              Inventories. Inventories are stated at the lower of cost or market. Cost is applied on a first-in. first-out (FIFO) basis; market is determined on the basis of estimated net realizable value.

                Fixed Assets. Fixed assets acquired are stated at cost. Equipment and furniture under capital leases are stated at the lower of the present value of future minimum lease payments or fair value are the inception of the lease.

                Building depreciation is provided on the straight-line method ova a period of 15 years, depreciation of furniture and fixtures and machinery and equipment (including amortization of assets covered by capital leases) is provided on the straight-line method, based on estimated useful lives ranging from 3 to 10 years. Amortization of leasehold improvements is provided over the lesser of estimated useful life of the improvement or the life of the lease. Maintenance and repairs are charged to operations as incurred; significant betterments are capitalized.

              Intangible Assets. Goodwill represents the amount by which the cost to purchase Houston Instrument exceeded the fair market value of the related net assets. Goodwill is being amortized over 40 years using the straight-line method.

              Other acquired identifiable intangible assets are amortized using the straight-line method over lives not exceeding 7.5 years.

              Other intangibles consist of patent application costs which are amortized on a straight-line basis over the lesser of the lives of the applicable patents or estimated life of the product utilizing the patent.

              Revenue Recognition. The Company recognizes revenue when product is shipped to customers. Under contract, certain customers may return a small percentage of the prior quarter's net purchases provided the product is in resale condition and a new order of equal value is placed for delivery within 30 days. The Company carries reserves for these and other returns based on historical trends.

              Income Taxes. Effective June 1, 1992, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109) which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

              Prior to June 1, 1992 the Company recorded taxes under the provisions set forth in Statement of Financial Accounting Standards No. 96.

              Per Share Data. Net income (loss) per common and common equivalent share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Dilutive common equivalent shares consist of stock options and warrants, calculated by using the Treasury Stock method, and are included when their effect is not antidilutive.

              Foreign Exchange. Assets and liabilities of foreign subsidiaries generally are translated into U.S. dollars at exchange rates in effect at the end of the year whereas revenues and expenses are translated using average exchange rates that prevailed during the year. Gains and losses that result from this process are shown as an adjustment in stockholders' equity.

              Reclassifications. Certain reclassifications have been made to conform prior years' data to the current presentation.

              Basis of Presentation. The supplemental consolidated financial statements of the Company have been prepared to give retroactive effect to the merger with Cad Warehouse, Inc., an S-Corporation, on November 10, 1994. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation, however, they will become the historical consolidated financial statements of the Company after financial statements covering the date of consummation of the business combination are issued.

NOTE 2:
RESTRUCTURING
AND OTHER
CHARGES

              In the fourth quarter of 1993, the Company incurred an $8,487,461 restructuring charge in response to the difficult worldwide economic conditions as well as to maximize cost efficiencies. The restructuring charge was provided to cover costs of reductions in workforce and the relocation of the Company's Connecticut manufacturing operations to its Texas facility. The charge included a provision of $248,000 for fixed asset write downs due to the consolidation. $2,606,000 of lease and leasehold improvement costs for the unused portion of its Connecticut facility, S2,629,127 for severance and related charges due to a 15% reduction of workforce in June 1993 and $l,636,334 for manufacturing consolidation costs consisting of moving, relocation, and severance.

              In the third quarter of 1992, the Company incurred a $1,124,000 restructuring charge as a result of implementing a computer system allowing the management and administrative processes of the Connecticut and Texas operations to be consolidated. The charge included a provision of $70,000 for asset write downs. $702,000 for severance and related charges and $352,000 for consolidation costs.

NOTE 3:
INTANGIBLE AND
OTHER ASSETS

Significant components of intangible and other assets at May 31, 1993 and 1994 are as follows:

                                     1993               1994
                                     ----               ----
Goodwill                         $ 9,570,084        $ 9,570,084
Other acquired intangibles         3,149,191          2,788,776
                                 -----------        -----------
                                  12,719,275         12,358,860
Less accumulated amortization      2,703,829          3,232,121
                                 -----------        -----------
                                  10,015,446          9,126,739
Other assets                         386,144            382,000
                                 ===========        ===========
                                 $10,401,590        $ 9,508,739

NOTE 4:
ACCRUED
LIABILITIES

Significant components of accrued liabilities at May 31, 1993 and 1994 are as follows:

                                    1993                1994
                                    ----                ----
Payroll and other compensation  $ 2,048,649         $ 1,460,817
Federal, state, foreign and
  payroll withholding taxes       1,367,516             774,286
Sales returns and allowances        409,900           1,040,343
Restructuring costs               6,115,091           2,081,346
Other                             4,196,530           3,916,904
                                -----------         -----------
                                $14,137,686         $ 9,273,696
                                ===========         ===========


NOTE 5:
INDEBTEDNESS

a. Long-Term Debt. Long-term debt at May 31, 1993 and 1994 consists of the following:

                                        1993                 1994
                                        ----                 ----
Convertible subordinated note (i)  $ 2,500,000          $         -
Other (ii)                           1,359,000            1,095,325
                                   -----------          -----------
                                     3,859,000            1,095,325
Less current maturities                232,000              148,019
                                   -----------          -----------
                                   $ 3,627,000          $   947,306
                                   ===========          ===========


The aggregate maturities of long-term debt are as follows:

1995                                                    $   148,019
1996                                                        148,017
1997                                                         88,810
1998                                                         88,810
1999 and thereafter                                         621,669
                                                        -----------
                                                        $ 1,095,325
                                                        ===========


i. Convertible Subordinated Note. In connection with the acquisition of Houston Instrument, the Company issued to the seller an 8%, five-year, interest only, $5,000,000 convertible subordinated note due on May 1, 1995. The note was convertible at any time after May 1, 1991 into 333,333 shares of common stock of the Company at $15.00 per share, subject to adjustment, through the exercise of attached warrants. In July 1992, the Company exercised its option to prepay $2,500,000, thereby reducing the remaining note balance to $2,500,000. In May 1994, the Company repurchased the note (with a remaining balance of $2,500,000) for $1,800,000 resulting in an extraordinary gain, net of related costs, of $645,122. In connection with the more repayment, the Company cancelled the existing 333,000 warrants. The Company then issued 300,000 warrants to purchase shares of the Company's common stock (150,000 of which are exercisable at $15.00 a share, subject to adjustment, and expire on May 1, 1995 and 150,000 of which are exercisable at $9.00 a share, subject to adjustment, and expire on May 1,
1997).

ii. Other. Consists primarily of local borrowings of a Belgian subsidiary, including a $1,065,600 mortgage due in the year 2005, on the subsidiary's facility in Gistel, Belgium. Interest rates on this debt range from 7.55% to 10% per annum.

b. Revolving Credit Agreements. On May 25. 1992, the Company entered into an $8,000,000 Revolving Credit Agreement which was amended in May 1994, reducing the credit line to $6,000,000 and extending the expiry to November 30, 1994. Borrowings under this agreement may be in the form of various bank instruments at rates based on either the bank's base rate or the London Inter-Bank Offered Rate ("LIBOR"), at the Company's option, and are secured by substantially all of the Company's North American assets. Under the terms of the agreement the Company is subject to certain covenants and restrictions. At May 31, 1994, the Company was in compliance with all covenants and restrictions. At May 31, 1994, $5,560,239 was available under this agreement, net of outstanding letters of credit of $439,761.

In July 1994, the Company entered into an $8,000,000 Credit Agreement with a new bank replacing the $6,000,000 facility in place at May 31, 1994. Under the terms of the agreement the Company is subject to certain covenants and restrictions. Borrowings under this agreement may be in the form of various bank instruments at rates based on the bank's base rate and are secured by substantially all of the Company's North American assets.

On October 12, 1992, one of the Company's Belgian subsidiaries entered into a $4,000,000 Credit Agreement. This agreement has no defined expiry date and requires the bank to give six months notice of termination, if no defaults exist. Borrowings under this agreement may be in the form of various bank instruments, in various currencies and at various rates, at the Company's option, and are secured by essentially all of the subsidiary's assets except real property. Under the terms of the agreement the subsidiary is subject to certain covenants and restrictions. As of May 31, 1994 the subsidiary was in compliance with all covenants and restrictions. At May 31, 1994, $4,000,000 was available under this agreement.

The following table sets forth the Company's borrowing activity and financing rates under bank note agreements during the years ended May 31, 1993 and 1994:

                                                1993           1994
                                                ----           ----
Average of daily balances outstanding        $1,055,462    $  260,422
Maximum amount outstanding                   $6,004,100    $2,805,000
Weighted average daily interest rate               5.78%         5.22%


a. Common Stock Reserved. The following amounts of shares of common stock are reserved for issuance at May 31, 1994:

Stock Option Plans:
 Employee stock plan                          1,274,914
 Non-employee director stock option plan         75,000
 Performance unit plan                           50,000
                                              ---------
                                              1,399,914
Warrants                                        300,000
Employee stock purchase plan                     72,138
                                              ---------
                                              1,772,052
                                              =========

b. Stock Option Plans. The Company's 1987 Stock Plan was amended at a Special Meeting of Stockholders held on May 25, 1994 increasing the number of shares authorized for issuance from 750,000 to 1,350,000. This plan provides for the granting of options to purchase a total of 1,350,000 shares of common stock to directors, consultants, officers and other employees.

The Company's 1988 Non-Employee Director Stock Option Plan ("Directors' Plan") for outside directors provides for the issuance of options for 75,000 shares of common stock exercisable for a period of ten years from date of the option grant. Under the Directors' Plan, each member of the Board of Directors ("Board") who is neither an employee nor an officer of the Company will be automatically granted on October 31 of each year an option to purchase 3,000 shares of the Company's common stock.

In addition to these two plans the Board may also grant qualified and non-qualified options, stock purchase rights and stock awards.

Any options, awards, etc. granted under these plans are required to be at prices which are not less than the fair market value per share of common stock on the date of grant. The options, awards, etc. shall either be fully exercisable on the date of grant or shall become exercisable thereafter in such installments as the Board may specify. Each option shall expire on the date specified by the Board, subject to earlier termination provisions, but not more than, under the 1987 Stock Plan, ten years and one day and, under the Directors' Plan, ten years, from the date of grant.

     A summary of changes in stock issuable under employee and non-employee option plans follows:

                                                                                 Range of
                                               Shares                     Exercise Prices
-----------------------------------------------------------------------------------------
Outstanding at May 31, 1991                   471,026                        S6.00-S14.25
 Granted                                      129,800                         7.00- 13.25
 Exercised                                    (19,847)                        6.00- 13.25
 Cancelled                                    (80,079)                        6.00- 14.25
-----------------------------------------------------------------------------------------
Outstanding at May 31, 1992                   500,900                         6.00- 13.25
 Granted                                      284,850                         3.75-  9.00
 Exercised                                     (7,850)                        4.00-  9.00
 Cancelled                                   (152,300)                        7.00- 12.00
-----------------------------------------------------------------------------------------
Outstanding at May 31, 1993                   625,600                         3.75- 13.25
 Granted                                      543,673                          .0l-  7.13
 Exercised                                    (18,233)                        3.50-  7.13
 Cancelled                                   (201,937)                        3.13- 11.50
-----------------------------------------------------------------------------------------
Outstanding aa May 31,1994                     949,103                       $ .01-S13.25
-----------------------------------------------------------------------------------------

At May 31, 1994, 308,962 options were exercisable at prices ranging from $.01 to $13.25 a share.

     c. Employee Stock Purchase Plan. The 1988 Employee Stock Purchase Plan which was approved by stockholders in 1989, provides that eligible employees may authorize payroll deductions between 2% and 10% of their regular pay to purchase up to a maximum of 2,000 shares of the Company's common stock in a fiscal year. The purchase price of the stock is the lesser of 85% of the average market price of the Company's common stock on either the first or last business day of the Payment Period. Payment Periods begin on June 1 and December 1 each year. The aggregate number of shares which may be purchased under this plan is 250,000, of which 177,862 have been purchased to date.

     d. Performance Unit Plan. The 1989 Performance Unit Plan which was approved by stockholders in fiscal 1990, provides that officers and key employees of the Company may be granted performance units by the Board or a committee comprised of at least three Board members (no such committee has been appointed). Performance units, which are the equivalent of $100 each, may be granted either in cash or shares of common stock or any combination thereof, to participants upon the attainment of certain achievement objectives as established by the Board. No performance units have been granted to date.

     e. Share Repurchase Plan. In January 1991, the Company announced a program to expend up to a maximum of $1 million to repurchase shares of the Company's common stock from time-to-time at current market prices. During 1992, 1993 and 1994 shares repurchased under this plan were 15,000, 48,037 and 0, respectively.

     Sales, operating income (loss) and identifiable assets of the Company by geographical area are as follows:

NOTE 7:
FOREIGN AND
DOMESTIC
OPERATIONS,
EXPORT SALES
AND MAJOR
CUSTOMERS


Years Ended May 31,                        1992          1993          1994
---------------------------------------------------------------------------
 Sales to unaffiliated customers:
  North America                     $39,701,057  $ 47,002,266   $43,667,203
  Europe                             25,086,598    21,881,239    21,435,080
  Other                              12,507,787    12,520,480    12,653,067
---------------------------------------------------------------------------
                                    $77,295,442  $ 81,403,985   $77,755,350
---------------------------------------------------------------------------
Operating income (loss):
 North America                      $  (797,688) $(10,869,830)  $ 1,451,220
 Europe                               1,375,853    (4,254,825)      954,297
 Other                                  231,524    (1,625,314)      258,980
---------------------------------------------------------------------------
                                    $   809,689  $(16,749,970)  $ 2,664,497
---------------------------------------------------------------------------

Balance at May 31,                   1992          1993         1994
                                     ----          ----         ----
Identifiable assets:
  North America                  $45,589,053   $38,236,994   $35,081,750
  Europe                          19,161,252    20,066,457    18,751,166
  Eliminations                    (3,664,005)   (6,027,907)   (6,497,095)
                                 -----------   -----------   -----------
                                 $61,086,300   $52,275,544   $47,335,821
                                 ===========   ===========   ===========

During 1992, 1993 and 1994, export sales were $8,913,022, $9,751,641, and
12,089,444, respectively. No one customer accounted for greater than 10% or net sales in any of these years.

NOTE 8:
INCOME TAXES

No provison for income taxes was recorded in 1994 due to the Company's tax net operating loss position. The provison (benefit) for income taxes consists of the following for 1992 and 1993:


Year ended May 31, 1992           Current        Deferred         Total
                                  -------        --------         -----
Federal                         $  413,658     $        -      $  413,658
State                              115,623              -         115,623
Foreign                            529,700              -         529,700
                                ----------     ----------      ----------
Total                           $1,058,981     $        -      $1,058,981
                                ==========     ==========      ==========
Year ended May 31, 1993           Current        Deferred         Total
                                  -------        --------         -----
Federal                         $ (411,247)    $  789,773      $  378,526
State                                    -        (88,276)        (88,276)
Foreign                                  -       (290,250)       (290,250)
                                ----------     ----------      ----------
Total                           $ (411,247)    $  411,247      $        -
                                ==========     ==========      ==========

Effective June 1, 1992, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

The components of the net deferred tax asset (liability) as of May 31, 1994 were as follows:

                                       U.S. Federal
                                            & State        Foreign
                                       ------------    -----------
Deferred tax assets:
 Other assets                          $  328,125      $         -
 Inventory reserves                     1,495,081                -
 Restructuring accruals                 1,261,054          354,003
 Other miscellaneous items              1,179,505          196,632
 Tax credit carryforwards               1,985,988                -
 Net operating loss carryforwards       1,708,387        2,084,937
 Valuation allowance                   (7,439,904)        (900,669)
                                       ----------       ----------
   Total deferred tax asset               518,236        1,734,903
Deferred tax liabilities:
 property, plant and equipment            518,236                -
 Tax deductible goodwill                         -        1,734,903
                                       ----------       ----------
 Total deferred tax liability             518,236        1,734,903
Net deferred tax asset (liability)     $        -       $        -
                                       ==========       ==========


The valuation allowance for deferred tax assets as of June 1, 1993 was $9,030,763. The net change in the valuation allowance for the year ended May 31, 1994 was a decrease of $690,190. Subsequently recognized tax benefits relating to the valuation allowance for deferred tax assets as of May 31, 1994 will be allocated as follows:

Income tax benefit that would be reported in the
  consolidated statement of operations                  $8,086,652
Goodwill                                                   253,921
                                                        ----------
                                                        $8,340,573
                                                        ==========

The provision for income taxes varies from the amounts computed by applying the U.S. Federal Income Tax Rate of 34% as follows:

                                                              1992                1993                1994
                                                   ----------------------------------------------------------------
                                                   Amount         %           Amount       %        Amount      %
                                                   ------         --          ------      --        ------      --
Computed "expected" tax expense (benefit)       $  (58,393)     (34.0)    $ (5,723,832)  (34.0)   $  947,473    34.0
Increase (reduction) resulting from:
  Benefit of Subchapter S Corporation status       (45,656)     (26.6)        (169,573)   (1.0)     (333,520)  (12.0)
  Utilization of capital loss                     (163,000)     (94.9)               -       -             -       -
  Utilization of tax credits                      (763,000)    (444.3)               -       -             -       -
  Change in the beginning of the year
    balance of the valuation allowance for
    deferred tax assets allocated to income
    tax expense                                          -          -        6,298,431    37.4      (690,190)  (24.8)
  Tax effect of other expenses
    not deductible for income
    tax purposes                                 1,864,428     1085.7                -       -             -       -
    Differing foreign tax rates                    107,564       62.6         (166,204)   (1.0)       57,217     2.1
  State taxes-net of federal benefit                76,311       44.4         (223,487)   (1.3)            -       -
  Amortization of goodwill                          28,333       16.7           28,454      .2        25,614      .9
  Other permanent differences                       12,094        7.0          (43,789)    (.3)       (6,594)    (.2)
                                                ----------     ------     ------------    ----    ----------    ----
                                                $1,058,981      616.6     $          -       -    $        -       -
                                                ==========     ======     ============    ====    ==========    ====

At May 31,1994, the Company had available NOL carryforwards of approximately $4,495,000 and $5,341,700 for U.S. and foreign tax reporting purposes, respectively. The NOL carryforwards for tax reporting purposes expire in varying amounts in the U.S. through the year 2008. The NOL's in foreign jurisdictions carryforward indefinitely. Further, the Company has general business credit carryforwards of approximately $674,300 which expire through the year 2007, foreign tax credits of $803,300 which expire through the year 2000, and alternative minimum tax carryforwards of $322,000 which have no expiration dates.

U.S. and foreign income (loss) from operations before federal, state, and foreign income taxes are as follows:

                                 1992             1993             1994
                                 ----             ----             ----
U.S                         $(1,547,602)      $(14,257,507)   $1,344,314
Foreign                       1,241,575         (3,076,037       461,431
                            -----------       ------------    ----------
                            $  (306,027)      $(17,333,544)   $1,805,745
                            ===========       ============    ==========

The Company is currently undergoing an audit of its 1991 through 1993 U.S. Federal income tax returns. The Company does not expect the results of this audit to have a material effect on its financial position.

NOTE 9:
COMMITMENTS
AND
CONTINGENCIES

a. Leases. In May 1992, The Company concluded a sale and leaseback of its Austin, Texas facility. The Company recorded a $612,167 gain on the sale which was deferred and is being amortized over the lease term. The lease is an 18 year operating lease expiring in the year 2010. The lease provides for a fixed rental charge plus additional rent based on increases in the Consumer Price Index. Under the terms of the agreement, the Company is subject to certain covenants and restrictions.

The Company leases various assets used in its operations, primarily buildings and equipment. Substantially all of the leases provide that the Company pay for maintenance and insurance.

Future minimum lease payments for leased capital assets total $1,101,727 of which $108,842 represents interest. Capital leases and non-cancelable operating leases at May 31,1994 require the following annual minimum lease payments:

                                      Capital             Operating
                                       leases                leases
                                      -------             ---------
1995                               $  521,255            $ 1,826,351
1996                                  298,391              1,764,800
1997                                  260,381              1,740,944
1998                                   21,700              1,678,164
1999                                        -              1,385,908
Later years                                 -              9,488,556
                                   ----------            -----------
                                   $1,101,727            $17,884,723
                                   ==========            ===========

Rental expense on operating leases for 1992, 1993 and 1994 was $1,031,685, $1,783,999 and $1,510,958, respectively. The original cost and net book value of furniture and equipment under capital lease at May 31, 1994 was $2,675,871 and $1,136,611, respectively.

b. SOURCING AGREEMENTS. On February 4, 1993, the Company entered into an eighteen-month (from date of first shipment) sourcing agreement with a foreign manufacturer, which requires minimum quantities of each of the covered products to be ordered and the total value of all ordered products must be at least $6,500,000. Under the agreement, the Company has the ability to inspect (and reject) all delivered products and retains its propriety position.

c. Employee 401 (k) Plan. The Company's 401(k) Plan covers all full-time employees who have completed six months of continuous employment and are eighteen years of age or older. Under the terms of the plan an employee may contribute up to 20% of annual compensation, up to 5% of which will be matched by the Company at 25%, 50%, 75% or 100% of the employee contribution depending on years of service. Employee contributions vest fully upon contribution while employer contributions vest at 20% per year. Employer contributions for 1992, 1993 and 1994 were $322,426, $268,299 and $0, respectively. Additional contributions may be authorized by the Board of Directors predicated on Company performance.

d. Litigation. In the second quarter of 1994 the Company entered into an agreement with California Computer Products and Sanders Associates, each of which is a subsidiary of Lockheed Corporation, that resolved all outstanding litigation between the parties. As part of the accord, the Company received a settlement amount which resulted in a gain being recorded in the second quarter of the year.

The Company is party to various legal actions and administrative proceedings and subject to various claims arising in the normal course of business. The Company believes that the disposition of these matters will not have a material adverse effect on its financial position or results of operations taken as a whole.

NOTE 10:
SUPPLEMENTARY
DATA

Advertising expenditures for the years 1992, 1993 and 1994 were $5,197,273, $5,941,915 and $4,360,218, respectively.



NOTE 11:
SUPPLEMENTARY
CASH FLOW
INFORMATION

For the years ended May 31, 1992, 1993 and 1994 certain supplementary cash flow information follows:


Cash paid during the year for:                       1992          1993         1994
                                                     ----          ----         ----
 Interest                                          $702,420      $449,511    $421,375
 Income taxes                                      $168,736      $498,955           -
Non-cash financing activities, capital leases      $409,592      $693,268    $174,570

NOTE 1:
ACQUISITION
AND
SUBSEQUENT
EVENT

On November 10, 1994 the Company merged with CAD Warehouse, Inc., an S-Corporation, (CAD Warehouse) in exchange for 510,129 shares of the Company's common stock. Under terms of the merger agreement each share of CAD Warehouse common stock was exchanged for 170.043 shares of the Company's common stock. The merger was accounted for using the pooling of interests method.

Financial information for the periods prior to the business combination is summarized below. The combined financial statement amounts are based on the respective historical financial statements and the notes thereto. The combined revenues and net earnings summarized below combine the Company's historical revenues and net earnings for the years ended May 31, 1992, 1993, and 1994, with CAD Warehouse's historical revenues and net earnings for the same periods. Intercompany sales between the Company and CAD Warehouse, a distributor of the Company's products, have been eliminated.


                             1992                1993             1994
                             ----                ----             ----
Revenues:
 Summagraphics           $ 73,894,603          70,337,420       64,670,079
 CAD Warehouse              3,699,109          13,770,301       15,865,464
 Elimination                 (298,270)         (2,703,736)      (2,780,193)
                         ------------         -----------      -----------
 Combined                $ 77,295,442          81,403,985       77,755,350
                         ------------         -----------      -----------

Net Earnings (Loss):
 Summagraphics           $ (1,365,008)        (16,922,296)       1,805,745
 CAD Warehouse                134,282             498,744          980,940
 Combined                $ (1,230,726)        (16,423,552)       2,786,685
                         ------------         -----------      -----------

Combined net income
 (loss) per share        $      (0.30)              (3.80)            0.61
                               ------              ------             ----

INDEPENDENT
AUDITORS'
REPORT

The Board of Directors and Shareholders Summagraphics Corporation:

We have audited the accompanying supplemental consolidated balance sheets of Summagraphics Corporation and subsidiaries as of May 31, 1993 and 1994. and the related supplemental consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended May 31, 1994. These supplemental consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The supplemental consolidated financial statements give retroactive effect to the merger of Summagraphics Corporation and CAD Warehouse, Inc. on November 10,1994, which has been accounted for as a pooling of interests as described in
Note 12 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of Summagraphics Corporation and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Summagraphics Corporation and subsidiaries as of May 31, 1993 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended May 31,1994, in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination.

As discussed in Note 8 to the supplemental consolidated financial statements, the Company changed its method of accounting for income taxes in 1993.



                                                         KPMG Peat Marwick LLP

Austin, Texas
June 28, 1994, except as to Notes 5b
  and 12, which are as of July 18, 1994
  and November 10, 1994, respectively.

INDEPENDENT
AUDITORS'
REPORT

The Board of Directors and Shareholders
Summagraphics Corporation:

We have audited the accompanying supplemental consolidated balance sheets of Summagraphics Corporation and subsidiaries as of May 31, 1993 and 1994, and the related supplemental consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended May 31, 1994. These supplemental consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examination on a test basis evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The supplemental consolidated financial statements give retroactive effect to the merger of Summagraphics Corporation and CAD Warehouse Inc. on November 10, 1994, which has been accounted for as a pooling of interests as described in
Note 12 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of Summagraphics Corporation and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

In our opinion the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Summagraphics Corporation and subsidiaries as of May 31, 1993 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended May 31, 1994, in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination.

As discussed in Note 8 to the supplemental consolidated financial statements, the Company changed its method of accounting for income taxes in 1993.


                                             /s/ KPMG Peat Marwick LLP


Austin, Texas
June 28, 1994, except as to Notes 5b
    and 12, which are as of July 18, 1994
    and November 10, 1994, respectively.